Exhibit 10.6

Form of Cigna Stock Unit Plan:  Restricted Stock Unit Grant Agreement

Cigna Corporation (“Cigna”) has granted you the number of restricted stock units of Cigna set forth below in this Restricted Stock Unit Grant Agreement (“Restricted Stock Unit Grant” or “Grant”) under the Cigna Stock Unit Plan (“Plan”). The date of your Restricted Stock Unit Grant (“Grant Date”) and the date on which your Grant is scheduled to vest (“Vesting Date”) are also indicated below. The award is subject to the provisions of the Plan and the Terms and Conditions below.

You should carefully read all the terms and conditions of this Restricted Stock Unit Grant and be sure you understand what they say and what your responsibilities and obligations are before you click on the ACCEPT button to acknowledge and agree to this Grant.

If you are not willing to agree to all of the Grant terms and conditions, do not accept the Grant and do not click the ACCEPT button for the Restricted Stock Unit Grant Acknowledgment and Agreement.  If you do not accept the Grant, you will not receive the benefits of the Grant.

If you do click on the ACCEPT button, you are accepting and agreeing to all of the terms and conditions of this Restricted Stock Unit Grant.

Participant:

Grant Type:

Plan Name:  Cigna Stock Unit Plan

Grant Date:

Total Granted:

Grant Price:   (USD)

Vesting Schedule

Units Granted	Vesting Date

You should also read the Plan Document and Key Contacts and Reference Materials document (attached to the Plan) and indicate that you have done so and agree to the terms by checking the appropriate box in the online grant acceptance process.  The Key Contacts and Reference Materials document contains information on how to get important stock award information (such as the Plan Prospectus, Tax Considerations and Cigna’s Securities Transactions and Insider Trading Policy) and whom to contact if you have questions.

Please be aware that the Cigna Securities Transactions and Insider Trading Policy places restrictions on your transactions in Cigna securities and requires certain Cigna employees to obtain advance permission from the Corporate Secretary before executing transactions in Cigna securities.

If you have questions about your award, please contact Cigna Shareholder Services by email at shareholderservices@cigna.com or by phone at 215.761.3516.

Important Notice:  Restricted Stock Unit Grant Acknowledgment and Agreement

By clicking on the ACCEPT button, I:

1.   Acknowledge and represent to Cigna that I have:

a.     received the Restricted Stock Unit Grant;

b.              read and understand its terms and conditions, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and  litigation cooperation and intellectual property assignment and assistance provisions; and

c.               received answers to any questions I had about the Grant and its terms and conditions, including the restrictive covenants.

2.    Understand and agree that:

a.    Delaware law governs the interpretation and construction of the Grant; and

b.              any controversy or proceeding arising out of or relating to the restrictive covenants in the Grant will be brought exclusively before a federal or state court in the State of Delaware where venue is appropriate and that has subject matter jurisdiction (collectively, “Delaware Courts”).

3.    Consent to Delaware Courts exercising personal jurisdiction over me in any dispute about the restrictive covenants.

Scroll down for the TERMS AND CONDITIONS of the Restricted Stock Unit Grant.

TERMS AND CONDITIONS OF YOUR [Year] GRANT

OF RESTRICTED STOCK UNITS — GLOBAL

These Terms and Conditions are an important part of your grant of Restricted Stock Units from Cigna Corporation (Cigna).  The terms of your Restricted Stock Unit grant are in: (a) the electronic Restricted Stock Unit Grant Agreement above, (b) these Terms and Conditions (including the Addendum), and (c) the Cigna Stock Unit Plan (Plan).

Certain words in this document with first letters capitalized are defined in the Restricted Stock Unit Grant Agreement above, these Terms and Conditions or Article 2 of the Plan.  For purposes of these Terms and Conditions, “Employer” means Cigna or a Subsidiary that employs you on the applicable date. This grant is void if you are not an employee of Cigna or a Subsidiary (a Cigna company) on the Grant Date.

1.                                      Restricted Stock Units; Restrictions

Each Restricted Stock Unit (Unit) is a conditional right to receive:

(a)                                 One share of Cigna Common Stock (Share); and

(b)                                 One associated Dividend Equivalent Right (described in Section 4.2 of the Plan and paragraph 4 below).

Units are subject to certain Restrictions from the grant date until the applicable Payment Date described in paragraph 3.  The Restrictions are:

(c)                                  You cannot sell or transfer the Units to anyone; and

(d)                                 Unless an early vesting exception applies (described in paragraph 3), you will forfeit (lose your right to) your unvested Units and all related rights (including the right to Dividend Equivalent payments) immediately upon your Termination of Employment.

Sections 4.3 and 4.6 of the Plan describe these Restrictions in more detail.  In addition to these Restrictions, you must also comply with all the terms and conditions of this grant, including those contained in this document.

2.             Vesting

(a)                                 Except as described in paragraph 2(b) and subject to paragraph 2(c), the Restrictions on the Units will end (your Units will vest) on the Payment Date described in paragraph 3, but only if you remain continuously employed by a Cigna company until the applicable Payment Date and comply with all the terms and conditions of this grant, including those contained in this document.

(b)                                 Notwithstanding paragraph 2(a) and subject to paragraph 2(c), if your Termination of Employment is before an applicable Payment Date:

(1)                                 Your Units will vest upon your Termination of Employment if it is Upon a Change of Control (of Cigna Corporation) or due to your death or Disability; and

(2)                                 Your Units may vest upon your Termination of Employment if it is due to your Early Retirement or Retirement and if the Committee or its designee (including Cigna’s senior human resources officer) approves the early vesting before your Termination of Employment.  If you want to be considered for early vesting when you retire, you must ask your manager or human resources representative far enough in advance of your retirement so there is time to process your request.

(c)                                  You must comply in all respects with the terms and conditions of this grant, including those contained in this Attachment.

(d)                                 If you are resident or employed in a country that is a member of the European Union, the grant of the Units and these Terms and Conditions are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”).  To the extent a court or tribunal of competent jurisdiction determines that any provision of these Terms and Conditions is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, Cigna, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

3.             Payment

(a)                                 The Payment Date for your vested Units under this Grant is [     ].

(b)                                 Any Units that vest on account of your death will be paid during the 90 day period immediately following your death to your surviving spouse or, if you have no surviving spouse when you die, to your estate unless otherwise provided under applicable law.

(c)                                  For each Unit that vests, Cigna will make payment by issuing one Share as of the applicable Payment Date.  Until the Shares are issued to you, you will not be a Cigna shareholder, not have the right to vote the Shares, and not receive actual dividends.

4.                                      Dividend Equivalent Rights

(a)                                 Subject to the forfeiture provisions of this paragraph, your right to receive payments for Dividend Equivalent Rights associated with a Unit will vest on the scheduled Payment Date for the Unit described in paragraph 3 (Scheduled Payment Date).  If you forfeit a Unit, you will forfeit the right to any Dividend Equivalent Rights payments associated with the Unit.  You will also forfeit the right to any Dividend Equivalent Rights payments associated with a Unit if:

(1)                                 you have a Termination of Employment before the Scheduled Payment Date for the Unit (even if the Unit vests under paragraph 2);

(2)                                 the Scheduled Payment Date for the Unit occurs before the Unit vests (because vesting is delayed); or

(3)                                 you are on a leave of absence when the Unit vests.

(b)                                 Cigna or a Subsidiary will make a lump sum cash payment to you for vested Dividend Equivalent Rights within 70 days after the Scheduled Payment Date.  The payment will equal (1) the number of Dividend Equivalent Rights that vested on the Scheduled Payment Date multiplied by (2) the amount of any dividends declared by Cigna’s Board and paid on one Share as to any dividend record dates that occur between the date of grant and the Scheduled Payment Date.  No interest will be paid on any Dividend Equivalent Rights payments.  The payments, less applicable taxes withheld, may be included in your regular paycheck or direct deposit.

5.                                      Tax Withholding

(a)                                 Section 8.4 of the Plan shall apply to any Tax-Related Items (as defined below) pertaining to the Units, the Shares issued in settlement of the Units or any Dividend Equivalent Rights that Cigna and/or your Employer are required to withhold under applicable local law.  Upon the vesting or payment of any Unit or part of a Unit, Cigna reserves the right to satisfy any liability for Tax-Related Items by withholding enough newly-issued Shares to cover all or part of the applicable liability for Tax-Related Items.

(b)                                 Regardless of any action Cigna and/or your Employer take with respect to any or all income tax,  social insurance, payroll tax, payment on account or other tax-related withholding (Tax-Related Items), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility. Cigna and/or your Employer:

(1)     Make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units (including the grant of the Units, the vesting of the Units, the payment of the Units the subsequent sale of any Shares acquired pursuant to the Units, and the receipt of any dividends or dividend equivalents);

(2)     Do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate your liability for Tax-Related Items; and

(3)     May be required to withhold or account for Tax-Related Items in more than one jurisdiction if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event.

If your country of residence (and/or your country of employment, if different) requires withholding of Tax-Related Items, Cigna shall satisfy any applicable withholding obligation as described in paragraph 5(a).  In the event that withholding in Shares is prohibited or problematic under applicable law or otherwise may trigger adverse consequences to Cigna or your Employer, your Employer may withhold Tax-Related Items required to be withheld in cash from your regular salary and/or wages, or other amounts payable to you.  By accepting the Units, you expressly consent to the withholding of applicable Tax-Related Items as provided for hereunder.  You agree to pay Cigna or your Employer any amount of Tax-Related Items that Cigna or your Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means described above. All other Tax-Related Items related to the Units and any Shares acquired pursuant to the Units are your sole responsibility.

6.                                      Book-Entry Shares; Sale of Shares

(a)                                 Upon payment of the Shares as described in paragraph 2, Cigna (or a custodian appointed by Cigna) will hold your Shares in book-entry form in a Stock Account.  That is, a record of your Share ownership will be kept electronically, and you will not risk losing any Share certificates.  A certificate for vested Shares will be issued to you only if you ask for one, but not if you have engaged in a Violation (described in paragraph 7(c)).

(b)                                 You may generally sell or transfer the Shares at any time, but your right to sell the Shares may be limited by Cigna.  This right is subject to the terms of Cigna’s Securities Transactions and Insider Trading Policy, and Cigna reserves the right, for any reason at any time, to suspend or delay action on any request you make to sell the Shares.

7.                                      Conditions of Grant

(a)                                 By accepting the grant, you are agreeing:

(1)           to the Inventions provision described in paragraph (7)(b); and

(2)           not to engage in any Violation described in paragraph 7(c).

You understand and agree that your agreement to the Inventions provision and not to engage in any Violation are a material part of the inducement for Cigna’s granting you the Units and essential pre-conditions to your eligibility to exercise any rights associated with the grant and retain any benefit from the vesting of the Units and issuance of the Shares.

(b)                                 Inventions

(1)           You hereby assign and promise to assign to Cigna companies or their designee, all your right, title, and interest in and to any and all current and future Inventions.  You acknowledge that all original works of authorship which you make (whether alone or jointly with others) within the scope of your Cigna company employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act.

(2)           You agree to (i) maintain and make available adequate current records, including electronic records, notes, sketches and drawings, of all Inventions you make, and (ii) disclose such Inventions in writing upon request. These records will remain the property of Cigna companies.

(3)           If in the course of your Cigna company employment, you incorporate a Prior Invention into any Cigna company work product, you grant Cigna companies a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to use the Prior Invention as part of or in connection with the work product. Within 45 days after the date of this grant, you agree to notify Cigna Shareholder Services (shareholderservices@Cigna.com) of any Prior Inventions that you are not assigning under this paragraph 7(b).

(4)           “Inventions” means any and all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets, or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you have or will solely or jointly conceive, develop, reduce to practice, or fix during your Cigna company employment.

(5)           “Prior Inventions” means all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you conceived, developed, reduced to practice or fixed before your Cigna company employment and which belong to you.

(c)                                  Violation.

You will engage in a “Violation” if, directly or indirectly, you engage in any misconduct described in paragraph 7(c)(1) below or you break any of the “Promises” in paragraphs 7(c)(2) through (7) below:

(1)                                 Misconduct:

(A)                               You have a Termination of Employment initiated by a Cigna company because of your misconduct, as that term is defined in Cigna’s Code of Ethics, Standards of Conduct or other employment policies.

(B)                               You do anything else while an employee of any Cigna company that is not discovered by the company until after your Termination of Employment and that would, if you had still been employed at the time of the discovery, be reason for your Termination of Employment for misconduct, as described above.

(2)                                 Promise Not To Compete against Cigna Companies:

(A)                               You Promise not to Provide Services to any Cigna Competitor during the Restricted Time in the Restricted Area, if the services you would perform for the Cigna Competitor are Similar Services.

“Cigna Company,” “Cigna Competitor,” “Provide Services,” “Restricted Area,” “Restricted Time” and “Similar Services” are defined in paragraphs 7(c)(2)(C) through (G).

You acknowledge and agree that you have had access to and received Confidential Information (described in paragraph 7(c)(5)(B) below) and the above time and geographic restrictions are reasonable and necessary to protect Cigna’s business and Confidential Information.

(B)                               If you are in Career Band 6 or higher on your Termination of Employment date:

In addition to the Promise in paragraph 7(c)(2)(A) above, you also Promise not to Provide Services to any Cigna Competitor during the Restricted Time in the Restricted Area, if the services you would perform for the Cigna Competitor relate to any products or services similar to those sold, developed, supplied, manufactured or researched by any Cigna Company with which you were involved, or for which you were responsible, during the six months preceding your Termination of Employment.

You acknowledge and agree that:

(i)                                     Cigna’s business competes on a global basis;

(ii)                                  Cigna’s sales and marketing plans are for continued expansion throughout the United States of America and globally;

(iii)                               You have had access to and received Confidential Information (described in paragraph 7(c)(5)(B) below); and

(iv)                              The time restrictions and geographic scope of this non-competition restriction are reasonable and necessary to protect Cigna’s business and Confidential Information.

(C)                               “Cigna Company” means any Cigna company to which you gave services, for which you were responsible or for whose business you were in any manner responsible, in the 12 months immediately before your Termination of Employment.

(D)                               “Cigna Competitor” means any business that competes directly or indirectly with any Cigna Company’s product or service, including but not limited to medical, dental, other healthcare, disability, life, travel and accident insurance coverages, plans and programs and related products and services.

(E)                                “Provide Services” means becoming employed by, working as a consultant or independent contractor for, or in any way rendering services or assistance to a person, business or other entity.

(F)                                 “Restricted Area” means any country in the world where:

(i)                                     on your Termination of Employment date, any Cigna Company develops, sells, supplies, manufactures or researches its products or services; or

(ii)                                  within three months after your Termination of Employment date, any Cigna Company plans to develop, sell, supply, manufacture or research products or services;

to the extent that, during the six-month period ending on your Termination of Employment date, you have had at least partial responsibility for, or material involvement in, those products or services in that country.

(G)                               “Restricted Time” means any time during the period that starts on the Grant Date and ends six months after your Termination of Employment date.

(H)                              “Similar Services” means services similar to the services you perform, or for which you have responsibility, at a Cigna Company within the Restricted Area during the six-month period that ends on your Termination of Employment date.

(3)                                 Promise Not To Solicit or Hire Cigna Company Employees:

(A)                               You Promise that, at any time during your Cigna company employment and the period that ends 12 months after your Termination of Employment, you will not:

(i)                                     Solicit any employee of any Cigna company to terminate his/her employment with, or otherwise cease his/her relationship, contractual or otherwise, with that Cigna company; or

(ii)                                  hire any employee of any Cigna company.

(B)                               The restriction in paragraph 7(c)(3)(A) will apply only to Soliciting or hiring those Cigna company employees with whom you were personally involved in hiring, or with whom you worked, during your employment with Cigna and who:

(i)                                     had Material Contact (as defined in paragraph 7(c)(4)(B)) with Cigna company customers or suppliers in performing their Cigna company job duties; or

(ii)                                  was a member of the management team of any Cigna company; or

(iii)                               was employed at Career Band 5 or above.

(C)                               This paragraph 7(c)(3) will not apply to applications for employment submitted voluntarily by any Cigna employee, in response to a general advertisement or otherwise, so long as neither you, nor anyone acting on your behalf or in response to information provided by you, otherwise Solicits the employees to leave Cigna.

(D)                               To “Solicit” means to entice, encourage, persuade, or solicit, or to attempt to entice, encourage, persuade or solicit.

(4)                                 Promise Not To Solicit Cigna Company Customers:

(A)                               You Promise that, at any time during your Cigna company employment and the period that ends 12 months after your Termination of Employment, you shall not:

(i)                                     Solicit any Cigna company customer to end all or any part of an existing relationship, contractual or otherwise, with that Cigna company;

(ii)                                  Solicit any Cigna company customer to reduce the volume of their business dealings with Cigna; or

(iii)                               Solicit any potential Cigna company customer to enter into any business arrangements with you or any business which you may become employed by, or affiliated in any way with, after leaving any Cigna company, if such business arrangements would compete in any way with any business that Cigna company has conducted, or has been planning to conduct, during the 12-month period ending on the date of the Violation.

(B)                               The Promise in paragraph 7(c)(4)(A) above applies only to a customer or potential customer with whom you had any Material Contact while employed by any Cigna company.  “Material Contact” means you:

(i)                                     Had material business dealings with the customer on behalf of any Cigna company within the three-year period ending on the date of the Solicitation;

(ii)                                  Were responsible for supervising or coordinating the dealings between any Cigna company and the customer or potential customer anytime during the three-year period ending on the date of the Solicitation; or

(iii)                               Obtained, at any time, trade secrets or confidential information about a customer or potential customer with whom you had contact as a result of your employment by any Cigna company.

(C)                               “Solicit” is defined in paragraph 7(c)(3)(D).

(5)                                 Promise Not To Disclose Cigna Companies’ Confidential Information:

(A)                               You Promise not to disclose any Confidential Information to any third-party at any time, whether during or after your employment, without the prior written consent of Cigna (except to the extent required by an order of a court having competent jurisdiction or a properly issued subpoena) unless that Confidential Information was previously disclosed publicly by Cigna or has become public knowledge (other than by your disclosure). Nothing in this Confidentiality provision prohibits you or your counsel from initiating communications directly with, or responding to any inquiry from, or providing testimony before any self-regulatory organization or any state or federal regulatory authority.  In the event that you are required to disclose Confidential Information pursuant to a subpoena or other law or regulation, you shall notify Cigna promptly upon learning that you have been subpoenaed or are otherwise required or compelled to divulge Confidential Information.

(B)                               “Confidential Information” means any Cigna company trade secrets, confidential information, or proprietary materials, including but not limited to customer lists, financial records, marketing plans and sales plans.

(6)                                 Promise to Cooperate With Cigna in Investigations or Litigation:

(A)                               You Promise that, at any time after your Termination of Employment, you will cooperate with Cigna in (i) all investigations of any kind, (ii) helping to prepare and review documents and meeting with Cigna attorneys, and (iii) providing truthful testimony as a witness or a declarant during discovery and/or trial in connection with any present or future court, administrative, agency, or arbitration proceeding involving any Cigna company and with respect to which you have relevant information.

(B)                               Cigna agrees that it will reimburse you, upon production of appropriate receipts and in accordance with Cigna’s then existing Business Travel Reimbursement Policy, the reasonable business expenses (including air transportation, hotel, and similar expenses) incurred by you in connection with such assistance.  You must present to Cigna for reimbursement all receipts for those expenses within 45 days after you incur the expenses.

(7)                                 Promise to Assist with Patent and Copyright Registrations:

(A)                               You Promise that, during your Cigna company employment and after your Termination of Employment, you will assist Cigna companies, should they request and at Cigna’s expense, to secure their rights (including any copyrights, patents, trademarks or other intellectual property rights) in or relating to the Inventions in any and all countries, including by:

(i)                   disclosing to Cigna companies all pertinent information and data; and

(ii)     executing all applications, assignments or other instruments necessary to apply for and obtain these rights and assign them to Cigna companies.

(d)                                 (1)                                 If you were an Executive Officer at any time during the 24-month period before the date of the Violation, the People Resources Committee will determine whether you engaged in a Violation and will have the sole discretion to waive your obligation to make all or any part of the Payment (described in paragraph 8) and to impose conditions on any waiver.

(2)                                 Otherwise, Cigna’s Senior Human Resources Officer, or his or her designee, will determine whether you engaged in a Violation and will have the sole discretion to waive your obligation to make all or any part of the Payment and to impose conditions on any waiver.

(3)                                 Determinations of the People Resources Committee, Cigna’s Senior Human Resources Officer, or his or her designee, will be final and binding on all parties.

8.                                      Consequences of a Violation: Payment to Cigna

Important: This paragraph 8 is not Cigna’s only remedy for a Violation.  Cigna may seek any additional legal or equitable remedy, including an injunction described in paragraph 9, for a Violation.

(a)                                 If you engage in any Violation at any time:

(1)                                 You will immediately forfeit all unvested Units; and

(2)                                 No payment will be made for any Units that have vested under paragraph 2(b) if   the violation occurs before the applicable Payment Date.

(b)                                 You must immediately make the Payment described in paragraph 8(c) to Cigna in the manner described in paragraph 8(d) if:

(1)                                 You engage in a Violation described in paragraph 7(c)(2) (compete against Cigna), 7(c)(3) (Solicit or hire Cigna employees) or 7(c)(4) (Solicit Cigna customers); or

(2)                                 You engage in a Violation described in paragraph 7(c)(1) (misconduct), 7(c)(5) (disclose Confidential Information),7(c)(6) (fail to cooperate) or 7(c)(7) (fail to assist) at any time.

(c)                                  “Payment” is the value you realize from any Units that are paid under paragraph 3 during the 12-month period ending on the date of the Violation.  The Payment will equal:

(1)                                 The number of Units that are paid during that 12-month period;

multiplied by

(2)                                 The Fair Market Value of the Shares issued on the Payment Date for those Units;

plus

(3)                                 The total amount of all Dividend Equivalent Right and actual dividends, if any, paid to you on those Units or Shares through the date of the Payment described in paragraph 8(d).

(d)                                 Cigna will recover the Payment from you by any means permitted by applicable law, at the sole discretion of Cigna management, including but not limited to any or all of the following methods:

(1)                                 If you have any Shares in a Stock Account or in any other account in book-entry form when a Violation occurs, Cigna will take back from you the whole number of Shares that has a total Fair Market Value as of the date of the Violation up to, but not more than, the Payment amount.

(2)                                 Cigna will, to the extent permitted by applicable law, reduce:

(A)                               The amount of any payments that any Cigna company owes you for any reason (including without limit any payments owed to you under any nonqualified retirement, deferred compensation or other plan or arrangement) by

(B)                               The Payment amount.

This reduction will not occur until the date a future payment to you is due.

(3)                                 Cigna will send you a written notice and demand for all or part of any Payment amount.  Within 30 days after you receive that notice and demand, you must make the Payment to Cigna.

9.                                      Consequences of a Violation: Injunction

You agree that:

(a)                                 Cigna will be entitled to ask a court of competent jurisdiction to issue an order (an injunction) that requires you to take action and/or that prohibits you from taking action, as needed to ensure that you keep all of the Promises described in paragraph 7(c)(2) through (7), and Cigna will not be required to post a bond in order to seek or obtain the injunction;

(b)                                 Any breach or threatened breach of any of the Promises would cause irreparable injury to Cigna, and monetary damages alone would not provide an adequate remedy; and

(c)                                  The remedies described in paragraph 9(a) are in addition to any other rights and remedies Cigna may have at law or in equity.

10.                               Consequences of a Violation: Designation of Cigna as Agent and Attorney-in-Fact for Inventions

You agree that:

(a)                                 If Cigna Companies are unable to obtain your signature on any instruments needed to secure their rights in or relating to the Inventions pursuant to paragraph 7(c)(7)(A); then

(b)                                 You hereby appoint Cigna companies and their duly authorized officers as your agents and attorneys in fact to act for and on your behalf to execute and file any documents and take other actions as may be necessary for Cigna companies to secure those rights. You agree to execute documents and take other actions as may be necessary under local law to effectuate this appointment.

11.                               Agreeing to Assume Risks

Cigna, its stock plan administrator and its transfer agent will try to process your stock transaction requests in a timely manner; however, Cigna makes no promises or guarantees to you relating to the market price of the Shares or to the time it may take to act on your request to sell the Shares or deliver stock certificates.  By accepting this Restricted Stock Unit grant:

(a)                                 You acknowledge that the action you request may not be completed until several days (or in the case of delivery of stock certificates, several weeks) after you submit it.

(b)                                 You agree to assume the risks, including the risk that the market price of the Shares may change, related to delays described in paragraph 11(a):

(1)                 Between the time you ask for any Shares to be sold and the time your Shares are actually sold; and

(2)    Between the time you ask for stock certificates to be delivered to you or your broker and the time the certificates are delivered.

12.                               Applicable Law

You understand and agree that:

(a)                                 The terms and conditions of this Restricted Stock Unit grant (including any Violation and the consequences of any Violation) and all determinations made under the Restricted Stock Unit Grant Agreement, the Plan, and these Terms and Conditions will be interpreted under the laws of the State of Delaware, without regard to its conflict of laws rule;

(b)                                 Any dispute about any of the Promises (described in paragraph 7(c)), if not resolved by agreement between you and Cigna, will be resolved exclusively in a federal or state court in the State of Delaware where venue is appropriate and that has subject matter jurisdiction over the dispute (collectively, “Delaware Courts”);

(c)                                  Delaware is a convenient forum for resolving any dispute about the Promises; and

(d)                                 You and Cigna consent to the exercise of personal jurisdiction over the parties by a Delaware Court in any dispute related to the Promises.

13.                               Arbitration

You agree and understand that:

(a)                                 Except as provided in paragraph 12, any dispute over any of the terms and conditions that apply to this Restricted Stock Unit grant will be resolved exclusively under the Cigna Employment Dispute Arbitration Policy and its Rules and Procedures as may be in effect when the dispute arises;

(b)                                 You are waiving your right to have those disputes decided by a judge or jury in a court of law, and instead you are agreeing to submit those disputes exclusively to mandatory and binding final arbitration;

(c)                                  While you or Cigna may seek emergency, temporary or permanent injunctive relief from a court in accordance with applicable law, after the court has issued a decision about that relief, you and Cigna will submit the dispute to final and binding arbitration under the Cigna Employment Dispute Arbitration Policy; and

(d)                                 This arbitration provision will not apply to any dispute related to the Promises.

14.                               Discretionary Nature of Grant; No Vested Rights

You acknowledge and agree that:

(a)                                 The Plan is established voluntarily by Cigna and is discretionary in nature and may be amended, cancelled, or terminated by Cigna, in its sole discretion, at any time;

(b)                                 The grant of the Units under the Plan is a voluntary one-time benefit and does not create any contractual or other right to receive a future grant of Units or future benefits in lieu of Units.

(c)                                  Future grants, if any, will be at the sole discretion of Cigna, including, but not limited to, the form and timing of any grant, the number of Units granted and the vesting provisions.

(d)                                 Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

(e)                                  The future value of the Units is unknown, indeterminable, and cannot be predicted with certainty.

(f)                                   No claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from the Termination of Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or rendering services or the terms of your employment agreement, if any), and in consideration of the grant of the Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against your Employer, Cigna or any other Subsidiary or Affiliate, waive your ability, if any, to bring any such claim, and releases your Employer, Cigna and any other Subsidiary or Affiliate from any such claim;

if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim.

(g)                                  Neither your Employer, Cigna nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Units or of any amounts due to you pursuant to payment of the Units.

(h)                                 The grant of the Units shall not create any employment relationship with Cigna or any of its Subsidiaries or Affiliates.  Further, the grant of the Units shall not confer upon you any right of continued employment with your Employer nor limit in any way the right of your Employer to terminate your employment at any time.

15.                               Termination Indemnities

Your participation in the Plan is voluntary.  The value of the Units and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any).  Any grant under the Plan, including the grant of the Units, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

16.                               Compliance

As a condition of the grant of the Units, you agree to:

(a)                                 Repatriate all payments attributable to the Units in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different);

(b)                                 Take any and all actions, and consent to any and all actions taken by Cigna and/or its Subsidiaries, as may be required to allow Cigna and/or its Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different); and

(c)                                  Take any and all actions that may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

17.                               No Public Offering of Securities

The grant of the Units is not intended to be a public offering of securities in your country of residence (and country of employment, if different).  Cigna has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law).

18.                               Electronic Delivery

Cigna may, in its sole discretion, decide to deliver any documents related to the Units or other awards granted to you under the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Cigna or a third party designated by Cigna.

19.                               English Language

If you are resident outside of the United States, you acknowledge and agree that it is your express intent that the Restricted Stock Unit Grant Agreement, these Terms and Conditions, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Units, be drawn up in English.  If you have received these Terms and Conditions, the Plan or any other documents related to the Units translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

20.                               Addendum

Notwithstanding any provisions of these Terms and Conditions to the contrary, the Units shall be subject to any special terms and conditions for your country of residence (and country of employment, if different) set forth in an addendum to these Terms and Conditions (an “Addendum”).  Further, if you transfer your residence and/or employment to another country reflected in an Addendum to these Terms and Conditions at the time of transfer, the special terms and conditions for such country will apply to you to the extent Cigna determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the award and the Plan (or Cigna may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).  In all circumstances, any applicable Addendum shall constitute part of these Terms and Conditions.

21.                               Additional Requirements

Cigna reserves the right to impose other requirements on the Units, any Shares acquired pursuant to the Units, and your participation in the Plan, to the extent Cigna determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the award and the Plan.  Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

22.                               Data Privacy Consent

(a)                                 Cigna and your Employer hereby notify you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the grant of the Units and your participation in the Plan, pursuant to applicable personal data protection laws.  The collection, use, processing and transfer of your personal data is necessary for Cigna’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your ability to participate in the Plan.  As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

(b)                                 Cigna and your Employer hold certain personal information about you, which may include  (but may not be limited to) your name, home address and telephone number, date of birth, social security number or other employee identification number, email address, salary, nationality, job title, any Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (collectively, the Data).  The Data may be provided by you or collected, where lawful, from third parties, and Cigna and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan.  The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence.  Data processing operations will be performed so as to minimize the use of personally identifiable data when such operations are unnecessary for the processing purposes sought.  The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration, including auditing, and operation of the Plan and for your participation in the Plan.

(c)                                  Cigna and your Employer will transfer Data as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Cigna and your Employer may each further transfer Data to any third parties assisting Cigna in the implementation, administration and management of the Plan.  This may include transferring the Data to locations (including to countries other than where you are based and outside the European Economic Area that have not been determined by the European Commission or other authorities to have a similar data protection regime as may be found in the country where you are based. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.

(d)                                 You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to:

(1)                                 Obtain confirmation as to the existence of the Data;

(2)                                 Verify the content, origin and accuracy of the Data;

(3)                                 Request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data; and

(4)                                 Oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan.

You may seek to exercise these rights by contacting your local HR manager or HR Generalist.

23.                               Miscellaneous

(a)                                 If a court of competent jurisdiction determines that any provision of these Terms and

Conditions is unenforceable as written, that provision will be enforceable to the maximum extent permitted by law and will be reformed by the court to make the provision enforceable in accordance with Cigna’s intent and applicable law.

(b)                                 Cigna’s failure to enforce any provision of this Restricted Stock Unit grant will not be interpreted as a waiver of its right to enforce that provision in the future.

24.                               Acceptance

If you disagree with any of these Terms and Conditions, including those in paragraphs 7, 8, 9, 10 and 22, YOU MUST NOT ACCEPT THE RESTRICTED STOCK UNIT GRANT.  If you sign the Restricted Stock Unit grant, or acknowledge your acceptance electronically or otherwise, you will be:

(a)                                 Agreeing to all the terms and conditions of the Restricted Stock Unit grant including the Inventions provision in paragraph 7(b) and the Promises in paragraph 7(c);

(b)                                 Warranting and representing to Cigna that you are, and will remain, in full compliance with those terms and conditions;

(c)                                  Authorizing Cigna to recover the Payment described in paragraph 8 and seek an injunction described in paragraph 9, if you engage in a Violation; and

(d)                                 Appointing Cigna as your agent and attorney-in-fact to secure rights with respect to Inventions if unable to obtain your signature as described in paragraph 10.

[Year] RSU Agreement including Terms and Conditions